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                                                                                                           OMB APPROVAL
                                   UNITED STATES SECURITIES AND EXCHANGE COMMISSION                 ---------------------------
                                                                                                    OMB Number        32350362
FORM 5                                       Washington, D. C. 20549                                Expires:  December 31,2001
                                                                                                    Estimated average burden
(   ) Check here if no               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                   hours per response. . .7.0
      longer subject to
      Section 16.  Form 4 or       Filed  pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the
      Form 5 obligations           Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
      may continue.
      See Instruction 1(b).
(x  ) Form 3 Holdings Reported
(   ) Form 4 Transactions Reported

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                                                      |                                       |
 1 Name and Address of Reporting Person*              |2 Issuer Name and Ticker/Trading Symbol|6 Relationship of Reporting
                                                      |                                       |  Person(s) to Issuer
   Curran              John                           |   iVillage Inc. (IVIL)                |       (Check All Applicable)
 -----------------------------------------------------|---------------------------------------|  (   ) Director     (   ) 10% Owner
  (Last)               (First)                (Middle)|3 IRS Identifica-|4 Statement for      |  ( X ) Officer      (   ) Other
                                                      |  tion Number of |  Month/Year         | (Give Title below)  (Specify below)
              c/o iVillage Inc.                       |  Reporting      |                     |  Sr. Vice President, Corporate
              212 Fifth Avenue                        |  Person, if     |   December 1999     |         Development
 -----------------------------------------------------|  an entity      |---------------------|------------------------------------
                     (Street)                         |   (Voluntary)   |5 If Amendment,      |7 Individual or Joint/Group Filing
                                                      |                 | Date of Original    |       (Check Applicable)
   New York           New York               10010    |                 |     (Month/Year)    |  Form filed by:
 -----------------------------------------------------|                 |                     |  (X) One Reporting Person
  (City)              (State)                   (Zip) |                 |                     |  ( ) More Than One Reporting Person
                                                      |                 |                     |
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                          Table I  -  Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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 1 Title of Security           |2 Trans-  |3 Trans-  |4 Securities Acquired   |5 Amount of   |6 Ownership|7 Nature of Indirect
   (Instr. 3)                  |  action  | action   | (A) or Disposed of (D) | Securities   | Form:     |  Beneficial Ownership
                               |  Date    | Code     | (Instr. 3, 4 and 5)    | Beneficially | Direct (D)|    (Instr. 4)
                               |  (Month/ |(Instr. 8)|------------------------| Owned at End |    or     |
                               |  Day/    |          |  Amount   |(A)| Price  | of Issuer's  |Indirect(I)|
                               |  Year)   |          |           |(D)|        | Fiscal Year  | (Instr. 4)|
 ------------------------------|----------|----------|-----------|---|--------|--------------|-----------|------------------------
                               |          |          |           |   |        |              |           |
 ------------------------------|----------|----------|-----------|---|--------|--------------|-----------|-------------------------
                               |          |          |           |   |        |              |           |
-------------------------------|----------|----------|-----------|---|--------|--------------|-----------|-------------------------
                               |          |          |           |   |        |              |           |
-------------------------------|----------|----------|-----------|---|--------|--------------|-----------|-------------------------

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                  SEC 2270 (7-97)

                                                  Potential persons who are to respond to the collection of
                                                  information contained in this form are not required to
                                                  respond unless the form displays a currently valid OMB
                                                  control number.


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FORM 5 (Continued)               Table II  -  Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                        (e.g. puts, calls, warrants, options, convertible securities)

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             |        |        |        |                 |                 |                  |        |        |       |
1 Title of   |2 Con-  |3 Trans-|4 Trans-|5 Number of      |6 Date           |7 Title and Amount|8 Price |9 Number|10 Own-|11 Nature
  Derivative |  ver-  |  action|  action|  Derivative     | Exercisable and |  of Underlying   |  of    |of Deri-|ership:| of
  Security   |  sion  |  Date  |  Code  |  Securities     | Expiration Date |  Securities      |  Deri- |vative  |Direct |Indirect
  (Instr. 3) |  or    | (Month/| (Instr.|  Acquired (A) or| (Month/Day/Year)|  (Instr. 3,4)    |  vative|Secur-  |(D) or |Ownership
             |  Exer- |  Day/  |   8)   |  Disposed of (D)|-----------------|------------------|  Sec-  |ties    |Indi-  |(Instr. 4)
             |  cise  |  Year) |        | (Instr. 3, 4, 5)| Date   | Expir- |         |Amount  |  urity |Owned at|rect(I)|
             |  Price |        |--------|-----------------| Exer-  | ation  |  Title  |or Num- | (Instr.|End of  |(Instr.|
             |        |        |        |  (A)   |  (D)   | cisable| Date   |         |ber of  |    5)  |Year    |   4)  |
             |        |        |        |        |        |        |        |         |Shares  |        |(Instr4)|       |
 ------------|--------|--------|--------|--------|--------|--------|--------|---------|--------|--------|--------|-------|---------
 Employer    |$23.625 |11/09/99|   A    |125,000 |        |08/17/00|11/09/99|Common   |125,000 |$23.625 |125,000 |   D   |
 Stock option|        |        |        |        |        |(1)     |        |Stock    |        |        |        |       |
 (option to  |        |        |        |        |        |        |        |         |        |        |        |       |
 buy)        |        |        |        |        |        |        |        |         |        |        |        |       |
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             |        |        |        |        |        |        |        |         |        |        |        |       |
             |        |        |        |        |        |        |        |         |        |        |        |       |
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Explanation of Responses:

1.   An aggregate of 125,000 stock options were granted to Mr. Curran on November 9, 1999, of which 3/16th of such grant will vest on August 17, 2000, 1/16th of such grant will vest on November 9, 2000 and 1/16th will vest every three months thereafter for
     12 successive quarters.



                                                                                 /s/ John Curran                  February 14, 2000
                                                                            ---------------------------------     -----------------
                                                                            **  Signature of Reporting Person               Date



**  Intentional misstatement or ommissions of facts constitute Federal Criminal Violations.
         See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: Transmit one copy of this Form to EDGAR, using a typed signature. If space is insufficient, see Intruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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